Exhibit 3.3

ARTICLES OF CONVERSION

from

HEALTHCARE REALTY TRUST INCORPORATED

(a Maryland corporation)

to

HRTI, LLC

(a Maryland limited liability company)

July 19, 2022

THESE ARTICLES OF CONVERSION (these “Articles”) are adopted and made by Healthcare Realty Trust Incorporated, a Maryland corporation (the “Converting Entity”), and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), for the purpose of converting the Converting Entity from a Maryland corporation to a Maryland limited liability company under the name of “HRTI, LLC” (the “Converted Entity”) under Section 3-901 of the Corporations and Associations Article of the Maryland Annotated Code (the “Code”) and Section 4A-1101 of the Maryland Limited Liability Company Act (the “Act”), and the Converting Entity certifies:

1.

The name of the Converting Entity immediately prior to the filing of these Articles is Healthcare Realty Trust Incorporated, a Maryland corporation. The date of filing of its original Articles of Incorporation with the SDAT is May 13, 1992.

2.

By virtue of these Articles and the Articles of Organization for the Converted Entity filed contemporaneously with the SDAT, the Converting Entity is converting into a Maryland limited liability company pursuant to the Code and the Act.

3.	The name of the Maryland limited liability company into which the Converting Entity shall be converted is HRTI, LLC.

4.

Upon the completion of the conversion in accordance with the Code and the Act, the Converted Entity shall, for all purposes of the laws of the State of Maryland, continue as the same entity as the Converting Entity, and shall have the effects described in Section 3-904 of the Code and Section 4A-1104(c) and Section 4A-1106(d) of the Act.

5.	The conversion has been approved in accordance with Section 3-902 of the Code and Section 4A-1102 of the Act.

6.

The manner and basis of converting the issued and outstanding shares of stock in the Converting Entity into membership interests in the Converted Entity is as follows: By virtue of the conversion and without any further action on the part of the Converted Entity, or the Converting Entity or the sole stockholder of the Converting Entity, the one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Converting Entity that is issued and outstanding immediately prior to the conversion shall convert into a 100% membership interest of the Converted Entity.

7.	These Articles shall become effective at 4:29 p.m. ET on July 20, 2022.

[Signature page follows]

IN WITNESS WHEREOF, the Converting Entity has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Senior Vice President, Corporate Counsel and Secretary on July 19, 2022.

ATTEST:		Healthcare Realty Trust Incorporated
(a Maryland corporation)

By:	/s/ Andrew E. Loope	By:	/s/ Todd J. Meredith
Name:	Andrew E. Loope	Name:	Todd J. Meredith
Title:	Senior Vice President, Corporate Counsel and Secretary	Title:	President and Chief Executive Officer

THE UNDERSIGNED, the President and Chief Executive Officer of Healthcare Realty Trust Incorporated, who executed on behalf of Healthcare Realty Trust Incorporated the foregoing Articles of Conversion of which this certificate is made a part, hereby acknowledges in the name and on behalf of Healthcare Realty Trust Incorporated the foregoing Articles of Conversion to be the corporate act of Healthcare Realty Trust Incorporated and hereby certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Todd J. Meredith
Todd J. Meredith
President and Chief Executive Officer

[SIGNATURE PAGE TO ARTICLES OF CONVERSION]